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                                                                    Exhibit 99.1

                              [claimsnet.com Logo]

For more information, please contact:

Paul Miller
Claimsnet.com
(972) 458-1701
pwmiller@claimsnet.com

FOR IMMEDIATE RELEASE:

        Claimsnet.com Receives Private Equity Commitment of $3.07 Million

DALLAS - November 7, 2001 - Claimsnet.com inc. (NASDAQ: CLAI; BSE: CLA), a leading provider of Internet-based business-to-business solutions for the healthcare industry, today announced that it has received and accepted a commitment for the private placement of equity securities representing a minimum equity investment of $3,070,000 and the potential for a maximum of $3,465,000.

The investment includes the issuance of both common stock and preferred stock that, upon approval by the Company's shareholders, will automatically convert to common stock. The minimum commitment of $3,070,000 will require the issuance of 1,461,905 shares of common stock and the issuance of preferred stock that will be convertible into an additional 2,923,810 shares of common stock. The Company will receive $1,470,000 of the funding by December 31, 2001 and the remainder by March 31, 2002.

The proceeds from this private offering will be used for continuing operations and to expand both the Company's client base and service offerings.

"We are very pleased to accept this funding commitment from Swiss professional investors, especially in light of the tough economic climate and the recent acts of terrorism. This investment will allow our clients, partners, and business prospects to move forward with confidence." commented Bo W. Lycke, chairman and chief executive officer of Claimsnet.com. "We can now focus all of our energies on the opportunities at hand during these most critical months leading up to the October 2002 deadlines of the HIPAA legislation."

Claimsnet.com inc. is a leading provider of Internet-based, business-to-business solutions for the healthcare industry, including distinctive, advanced ASP technology for online healthcare transaction processing. Headquartered in Dallas, Claimsnet.com offers proprietary systems that are distinguished by ease of use, customer care, security and measurable cost advantages. Claimsnet.com trades on the NASDAQ Smallcap under the symbol "CLAI" and on the Boston Stock Exchange under the symbol "CLA". More information on Claimsnet.com can be found at the Company's newly redesigned web site www.claimsnet.com.

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Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With
the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to changes in the financial markets, changes in the Company's industry and the strategy decisions of partners and competitors, regulatory matters, and continued use of the Internet. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

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